1615 Poydras St. ▪ New Orleans, LA 70112	Financial Contact:	Media Contact:
	David P. Joint	William L. Collier
	(504) 582-4203	(504) 582-1750

McMoRan Exploration Co. Reports
Fourth-Quarter 2006 and Twelve-Month Results and
Updates Gulf of Mexico Exploration and Development &
Main Pass Energy Hub™ Activities

HIGHLIGHTS
▪
McMoRan continued its active Deep Miocene exploration program with positive drilling results during the fourth-quarter of 2006 at Zigler Canal onshore Vermilion Parish, Louisiana and Laphroaig in inland waters, onshore St. Mary Parish, Louisiana.

▪	McMoRan initiated production from 14 wells in 2006, including four wells in the fourth quarter. Three additional wells are under development.
▪	Fourth-quarter 2006 production averaged 73 million cubic feet of natural gas equivalents per day (MMcfe/d) net to McMoRan compared with an average of 34 MMcfe/d in the fourth quarter of 2005.
▪
In-progress exploratory drilling includes the Hurricane Deep prospect at South Marsh Island Block 217. The well is currently drilling below 14,800 feet with a planned true vertical depth of 21,250 feet.

▪	14 discoveries on 28 prospects drilled and evaluated since 2004, including six discoveries in 2006. Three additional prospects in progress or not fully evaluated.
▪	First-quarter 2007 production expected to average 70-80 MMcfe/d.
▪
McMoRan produced 23.9 billion cubic feet of natural gas equivalents (Bcfe) in 2006. McMoRan’s reserve additions and revisions replaced 75 percent of production. Based on independent reservoir engineers' estimates, McMoRan's year end 2006 proved oil and gas reserves totaled 75.8 Bcfe.

▪	U.S. Maritime Administration (MARAD) approved McMoRan’s license application for the Main Pass Energy Hub™ (MPEH™) project.
▪	McMoRan expects to participate in eight to ten exploratory wells during 2007 targeting Deep Miocene objectives in the Gulf of Mexico and Gulf Coast areas.

NEW ORLEANS, LA, January 18, 2007 - McMoRan Exploration Co. (NYSE: MMR) today reported a net loss of $9.2 million, $0.32 per share, for the fourth quarter of 2006 compared with a net loss of $26.1 million, $1.06 per share, for the fourth quarter of 2005. McMoRan’s net loss from its continuing operations for the fourth quarter of 2006 totaled $11.6 million, which includes $17.0 million of exploration expense, an impairment charge of $12.2 million to reduce the net book value of the Minuteman field to its estimated fair value at December 31, 2006 and $2.8 million of start-up costs associated with MPEH™. McMoRan’s fourth quarter 2006 net loss also included a gain of $11.0 million associated with the formation of a new exploration agreement, net of reimbursements for certain rights to our private partner. During the fourth quarter of 2005, McMoRan’s net loss from continuing operations totaled $21.0 million, including $2.2 million of MPEH™ start-up costs and $21.9 million of exploration expense.

SUMMARY FINANCIAL TABLE *

	Fourth Quarter		Twelve Months
	2006	2005	2006	2005
	(In thousands, except per share amounts)
Revenues	$56,247	$37,243	$209,738	$130,127
Operating loss	(8,598)	(19,290)	(10,867)	(22,373)
Loss from continuing operations	(11,592)	(21,047)	(23,016)	(31,470)
Income (loss) from discontinued operations	2,814	(4,651)	(2,938)	(8,242)
Net loss applicable to common stock	(9,182)	(26,101)	(27,569)	(41,332)
Diluted net income (loss) per share: Continuing operations	$(0.42)	$(0.87)	(0.88)	(1.35)
Discontinued operations	0.10	(0.19)	(0.11)	(0.33)
Applicable to common stock	$(0.32)	$(1.06)	(0.99)	(1.68)
Diluted average shares outstanding	28,307	24,671	27,930	24,583

*         If any in-progress well or unproved property is determined to be non-productive prior to the filing of McMoRan’s 2006 Annual Report on Form 10-K, the related costs incurred through December 31, 2006 would be charged to exploration expense in the fourth quarter 2006 financial statements. McMoRan’s investment in its three in-progress wells or unproved properties totaled $54.9 million as of December 31, 2006. Additionally, McMoRan is currently monitoring its investments in the West Cameron Block 43, Cane Ridge and Laphroaig fields, which are in start-up/workover operations expected to be completed in the near-term. McMoRan’s investment in these three properties totaled $51.6 million as of December 31, 2006.

James R. Moffett and Richard C. Adkerson, Co-Chairmen of McMoRan, said, “During 2006, we continued to pursue our focused strategy of targeting Deep Miocene exploration prospects while adding to our production from past success. We will continue these efforts during 2007 to expose shareholders to values we believe are available through drilling high impact wells in our focused exploration areas. The receipt of our license application for our MPEH™ project in January 2007 was a significant development in our efforts to establish a new LNG gateway. We are positive about the potential for the facility and look forward to establishing commercial arrangements that would provide long-term value to shareholders.”

EXPLORATION ACTIVITIES
Since 2004, McMoRan has participated in 14 discoveries on 28 prospects that have been drilled and evaluated, including six discoveries in 2006. Three additional prospects are either in progress or not fully evaluated.

The Zigler Canal exploratory well onshore in Vermilion Parish, Louisiana commenced drilling on June 17, 2006 and was sidetracked to a true vertical depth of 13,635 feet (14,792 feet measured depth). In November 2006, the well was evaluated with log while drilling logs, which indicated a potential 30 net feet of hydrocarbon bearing sands over a 125 foot gross interval. Production commenced on December 30, 2006. McMoRan has a 50.0 percent working interest and a 35.75 percent net revenue interest.

The Laphroaig exploratory well in St. Mary Parish, Louisiana commenced drilling on April 8, 2006 and was sidetracked to a true vertical depth of 18,412 feet (19,515 feet measured depth). In December 2006, the well was evaluated with log while drilling logs, which indicated a potential 14 net feet of hydrocarbon bearing sands over a 24 foot gross interval. Commencement of operations is pending a successful production test. McMoRan has a 50.0 percent working interest and a 37.3 percent net revenue interest.

The Hurricane Deep well at South Marsh Island Block 217 commenced drilling on October 26, 2006. The well is currently drilling below 14,800 feet with a planned true vertical depth of 21,500 feet. The Hurricane Deep prospect is located in twelve feet of water in OCS 310, one mile northeast of the Hurricane discovery well which is currently producing. McMoRan controls 7,700 gross acres in this area. McMoRan has a 25.0 percent working interest and a 17.7 percent net revenue interest. McMoRan’s investment in Hurricane Deep totaled $8.8 million at December 31, 2006.

Testing of the Blueberry Hill well at Louisiana State Lease 340 is currently in progress. As previously reported, the Blueberry Hill well encountered four potentially productive hydrocarbon bearing sands below 22,200 feet. McMoRan has a 35.3 percent working interest and a 24.2 percent net revenue interest. Information obtained from the testing of the Blueberry Hill well will be incorporated in future plans for the JB Mountain Deep well, as both areas demonstrate similar geologic settings and are targeting deep Miocene sands equivalent in age. McMoRan’s investment in Blueberry Hill and JB Mountain Deep totaled $16.5 million and $29.5 million, respectively, at December 31, 2006.

The Marlin exploratory well at Grand Isle Block 18 commenced drilling on October 25, 2006. The well was drilled to a true vertical depth of 16,000 feet (measured depth of 17,596 feet). As previously reported, evaluation of the well determined that it did not contain commercial quantities of hydrocarbons. Fourth-quarter 2006 exploration expense includes $7.0 million for costs incurred through December 31, 2006. Exploration expense in the first-quarter 2007 is expected to include $1.0 million for costs incurred for this well after December 31, 2006.

During the fourth quarter, McMoRan entered into an exploration agreement with Plains Exploration & Production Company (NYSE: PXP) whereby PXP will participate in up to nine of McMoRan’s Deep Miocene exploratory prospects for approximately 60 percent of McMoRan’s interest. Under the agreement, PXP paid McMoRan $20 million for leasehold interests and associated prospects. PXP is participating in the Hurricane Deep prospect at South Marsh Island Block 217 and participated in the Marlin exploratory well described above.

McMoRan expects to commence drilling eight to ten exploratory prospects during 2007 targeting Deep Miocene structures in the shallow waters of the Gulf of Mexico and onshore South Louisiana, including Mound Point South at Louisiana State Lease 340 and potentially Cas at South Timbalier Block 70 in the first quarter. McMoRan currently has exploration rights to approximately 370,000 gross acres and is also actively pursuing opportunities to acquire additional acreage and prospects through farm-in or other arrangements.

PRODUCTION AND DEVELOPMENT ACTIVITIES
Fourth-quarter 2006 production averaged 73 MMcfe/d net to McMoRan, including oil production of 1,900 bbls/d (11.4 MMcfe/d) from Main Pass Block 299, compared with 34 MMcfe/d, including oil production of 1,250 bbls/d (7.5 MMcfe/d) from Main Pass Block 299, in the fourth quarter of 2005. During 2006, McMoRan commenced production from 14 wells, including four wells in the fourth quarter of 2006. During the fourth quarter, production was initiated at Liberty Canal, Hurricane No. 3, Point Chevreuil and Zigler Canal and McMoRan performed successful recompletions at Deep Tern C-1 and C-2 and King Kong No. 2. Fourth quarter 2006 production was adversely impacted by lower than projected production at certain wells and a delay in the start up of the West Cameron Block 43 No. 3 well. McMoRan’s share of first quarter 2007 production is expected to average 70-80 MMcfe/d. McMoRan is currently working with the operator to commence production at the West Cameron Block 43 No. 3 well in the first quarter of 2007.

MAIN PASS ENERGY HUB™ UPDATE
In January 2007, MARAD approved McMoRan’s license application for its MPEH™ project.

MARAD concluded in the Record of Decision that construction and operation of MPEH™ deepwater port will be in the national interest and consistent with national security and other national policy goals and objectives, including energy sufficiency and environmental quality. MARAD also concluded that MPEH™ will fill a vital role in meeting national energy requirements for many years to come and that the port’s offshore deepwater location will help reduce congestion and enhance safety in receiving LNG cargoes to the U.S.

MARAD’s approval and issuance of the Deepwater Port license for MPEH™ is subject to various terms, criteria and conditions contained in the Record of Decision, including demonstration of financial responsibility, compliance with applicable laws and regulations, environmental monitoring and other customary conditions.

This approval is an important milestone as McMoRan continues to pursue the highly attractive commercial potential for the project. The project’s location near large and liquid U.S. gas markets and the significant potential of the onsite cavern storage provide attractive commercial opportunities for LNG suppliers, natural gas consumers and marketers. The MPEH™ facility, as approved, will be capable of regasifying LNG at a peak rate of 1.6 Billion cubic feet (Bcf) per day, storing 28 Bcf of natural gas in salt caverns and delivering 3.1 Bcf per day, including gas from storage, of natural gas to the U.S. market.

Unique advantages of the MPEH™ project include use of existing offshore structures, onsite natural gas cavern storage capabilities, significant logistical savings associated with the offshore location and premium markets available from its eastern Gulf of Mexico location. These advantages would provide LNG suppliers with a highly attractive netback price and offer U.S. natural gas consumers a reliable source of supply.

McMoRan is continuing discussions with potential LNG suppliers as well as gas marketers and consumers in the United States to develop commercial arrangements for the facilities. Prior to commencing construction of the facility, McMoRan expects to enter into commercial arrangements that would enable McMoRan to finance the construction costs of the project, with preliminary estimates of approximately $1 billion (approximately half of which is for pipelines and cavern storage), on favorable terms.

REVENUES
McMoRan’s fourth-quarter 2006 oil and gas revenues totaled $53.2 million, compared to $34.5 million during the fourth quarter of 2005. During the fourth quarter of 2006, McMoRan’s sales volumes totaled 4.1 Bcf of gas and 437,000 barrels of oil and condensate, including 180,700 barrels from Main Pass Block 299, compared to 1.8 Bcf of gas and 223,300 barrels of oil and condensate in the fourth quarter of 2005, including 100,400 barrels from Main Pass Block 299. McMoRan’s fourth-quarter comparable average realizations for gas were $7.20 per thousand cubic feet (Mcf) in 2006 and $12.67 per Mcf in 2005; for oil and condensate, including Main Pass Block 299, McMoRan received an average of $54.46 per barrel in fourth-quarter 2006 compared to $53.16 per barrel in fourth-quarter 2005.

PRODUCTION, RESERVE REPLACEMENT and RESERVES
McMoRan produced 23.9 Bcfe in 2006, compared with 13.0 Bcfe in 2005. McMoRan’s reserve additions and revisions replaced 75 percent of production during 2006. Independent reservoir engineers’ estimates of McMoRan’s proved oil and gas reserves as of December 31, 2006 were 75.8 Bcfe, compared with 81.7 Bcfe at December 31, 2005. Independent reservoir engineers' estimates of the present value of future net cash flows before income taxes from the production and sale of McMoRan's estimated proved reserves, determined using a ten percent discount rate and market pricing at the end of 2006 of $61.15 per barrel of oil and $5.64 per MMbtu of natural gas and other assumptions required by the Securities and Exchange Commission, was $270.6 million at December

31, 2006. Using New York Mercantile Exchange forward pricing at December 31, 2006, to determine the present value of the future net cash flows, the present value of estimated proved reserves would approximate $358.1 million.

CASH AND CASH EQUIVALENTS AND CAPITAL EXPENDITURES
On December 31, 2006, McMoRan had unrestricted cash and cash equivalents of $17.8 million and $28.8 million in borrowings under its credit facility. Capital expenditures for the fourth quarter of 2006 totaled $49.5 million, and $252.4 million for the twelve-months ended December 31, 2006. McMoRan’s capital expenditures included significant development activities in addition to exploration drilling.

    Capital expenditures for 2007 are expected to approximate $150 million. Capital spending may change as additional opportunities become available. In addition, McMoRan plans to incur approximately $3 million to advance commercialization of the MPEH™ in the first quarter of 2007.

McMoRan is completing arrangements with a group of lenders for a new $100 million 5-year, second lien term loan. The net proceeds of the new term loan, which is expected to close in January 2007, will be used to repay borrowings under the revolving credit facility, for future drilling activities and other corporate purposes. Concurrent with the closing of the new term loan, McMoRan will amend its existing revolving credit facility to allow for the new secured debt and reduce the amount available under the borrowing base from $70 million to $50 million.

McMoRan Exploration Co. is an independent public company engaged in the exploration, development and production of oil and natural gas offshore in the Gulf of Mexico and onshore in the Gulf Coast area. McMoRan is also pursuing plans for the development of the MPEH™ which will be used for the receipt and processing of liquefied natural gas and the storage and distribution of natural gas. Additional information about McMoRan and the MPEH™ project is available on its internet website “www.mcmoran.com” and at “www.mpeh.com”.

-----------------------------------------------------

CAUTIONARY STATEMENT: This press release contains certain forward-looking statements regarding various oil and gas discoveries, oil and gas exploration, development and production activities, anticipated and potential production and flow rates; anticipated revenues; the economic potential of properties; estimated exploration costs; the potential Main Pass Energy HubTM Project, and the estimated capital costs for developing the project. Accuracy of the projections depends on assumptions about events that change over time and is thus susceptible to periodic change based on actual experience and new developments. McMoRan cautions readers that it assumes no obligation to update or publicly release any revisions to the projections in this press release and, except to the extent required by applicable law, does not intend to update or otherwise revise the projections more frequently than quarterly. Important factors that might cause future results to differ from these projections include: variations in the market prices of oil and natural gas; drilling results; unanticipated fluctuations in flow rates of producing wells; oil and natural gas reserves expectations; the ability to satisfy future cash obligations and environmental costs; general exploration and development risks and hazards; and the ability to obtain regulatory approvals and significant project financing for the potential Main Pass Energy HubTM project. Such factors and others are more fully described in more detail in McMoRan’s 2005 Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q on file with the Securities and Exchange Commission.

A copy of this release is available on our web site at www.mcmoran.com. A conference call with securities analysts about the fourth-quarter 2006 results is scheduled for today at 10:00 AM Eastern Time. The conference call will be broadcast on the Internet. Interested parties may listen to the conference call live by accessing the call on “www.mcmoran.com”. A replay of the call will be available through Friday, February 9, 2007.

# # #

McMoRan EXPLORATION CO.
STATEMENTS OF OPERATIONS (Unaudited)
	Three Months Ended		Year Ended
	December 31,		December 31,
	2006	2005	2006	2005
	(In Thousands, Except Per Share Amounts)
Revenues:
Oil and gas	$53,190	$34,510	$196,717	$118,176
Service	3,057	2,733	13,021	11,951
Total revenues	56,247	37,243	209,738	130,127
Costs and expenses:
Production and delivery costs	14,133	8,701	53,134	29,569
Depreciation and amortization	38,720 [a]	6,470	83,024	25,896
Exploration expenses [b]	16,961 [c]	21,941	67,737	63,805
General and administrative expenses [b]	4,103	4,419	20,727	19,551
Start-up costs for Main Pass Energy Hub™ [b]	2,803	2,172	10,714	9,749
Exploration expense reimbursement [d]	(10,979)	-	(10,979)	-
Litigation settlement, net of insurance proceeds	-	12,830	(446)	12,830
Insurance recovery	(896)	-	(3,306)	(8,900)
Total costs and expenses	64,845	56,533	220,605	152,500
Operating loss	(8,598)	(19,290)	(10,867)	(22,373)
Interest expense	(3,363)	(3,395)	(10,203)	(15,282)
Other income (expense), net	369	1,638	(1,946)	6,185
Loss from continuing operations	(11,592)	(21,047)	(23,016)	(31,470)
Income (loss) from discontinued operations	2,814 [e]	(4,651)	(2,938)	(8,242)
Net loss	(8,778)	(25,698)	(25,954)	(39,712)
Preferred dividends and amortization of convertible
preferred stock issuance costs	(404)	(403)	(1,615)	(1,620)
Net loss applicable to common stock	$(9,182)	$(26,101)	$(27,569)	$(41,332)

Basic and diluted net income (loss) per share of common stock:
Continuing operations	$(0.42)	$(0.87)	$(0.88)	$(1.35)
Discontinued operations	0.10	(0.19)	(0.11)	(0.33)
Net loss per share of common stock	$(0.32)	$(1.06)	$(0.99)	$(1.68)

Basic and diluted average common shares outstanding	28,307	24,671	27,930	24,583

a.	Includes $12.2 million charge to reduce the net book value of one field to its estimated fair value at December 31, 2006.
b.	On January 1, 2006, McMoRan adopted Statement of Financial Accounting Standards No. 123R “Share Based Payment”. Total stock-based compensation costs follow (in thousands):
	Three Months Ended December 31,		Year Ended December 31,
	2006	2005	2006	2005
General and administrative expenses	$936	$119	$7,120	$615
Exploration expenses	1,052	207	8,104	1,052
Main Pass Energy Hub start-up costs	77	4	598	10
Total stock-based compensation cost	$2,065	$330	$15,822	$1,677
c.
Includes $12.7 million of drilling and related costs for non-productive wells, including Marlin at Grand Isle Block 18 ($7.0 million), Long Point Deep at Louisiana State Lease 18091 ($3.4 million), Vermilion Block 54 ($1.7 million) and the deeper objectives at Zigler Canal located onshore in Vermilion Parish, Louisiana ($0.8 million).

d.
Includes $20.0 million received upon inception of exploration agreement with Plains Exploration & Production Company (of which $19.0 million was recorded as income and the remainder as a reduction of property, plant and equipment), less $8.0 million paid to the private partner in our fully expended exploration venture for relinquishing certain exploration rights.

e.
Includes $3.2 million reduction in the contractual liability covering certain former retired sulphur employees’ health care claim costs, primarily resulting from a significant decrease in the number of participants covered by the related benefit plans.

I

McMoRan EXPLORATION CO.
OPERATING DATA (Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2006	2005	2006	2005
Sales volumes:
Gas (thousand cubic feet, or Mcf)	4,122,000	1,750,900	14,545,600	7,938,000
Oil (barrels) [a]	364,000	194,600	1,379,700	716,400
Plant products (equivalent barrels) [b]	73,000	28,700	178,700	106,700
Average realizations:
Gas (per Mcf)	$ 7.20	$ 12.67	$ 7.05	$ 9.24
Oil (per barrel)	54.46	53.16	60.55	53.82

a.
Main Pass 299 resumed production in May 2005 following completion of modifications to existing facilities to allow transportation of oil from the field by barge required by previous hurricane damage to a third-party facility and connecting pipelines. Sales volumes from Main Pass 299 totaled 180,700 barrels in the fourth quarter of 2006 and 779,400 barrels for the year ended December 31, 2006 compared with 100,400 barrels in the fourth quarter of 2005 and 436,000 barrels for the year ended December 31, 2005. Main Pass 299 produces sour crude oil, which sells at a discount to other crude oils.

b.
Results include approximately $3.5 million and $9.6 million of revenues associated with plant products (ethane, propane, butane, etc.) for the three months and year ended December 31, 2006, respectively. Plant product revenues for the comparable periods last year totaled $1.7 million and $5.0 million, respectively.

II

McMoRan EXPLORATION CO.
CONDENSED BALANCE SHEETS (Unaudited)

	December 31,		December 31,
	2006		2005
	(In Thousands)
ASSETS
Cash and cash equivalents:
Continuing operations, includes restricted cash of $0.3 million	$17,830		$131,179
at December 31, 2005
Discontinued operations, all restricted	441		1,005
Restricted investments	5,930		15,155
Accounts receivable	45,636		36,954
Inventories:
Material and supplies	23,902		7,026
Product	1,132		954
Prepaid expenses	16,190		1,348
Current assets from discontinued operations, excluding cash	6,051		2,550
Total current assets	117,112		196,171
Property, plant and equipment, net	305,088	[a]	192,397
Sulphur business assets	362		375
Restricted investments and cash	3,288		10,475
Other assets	5,377		8,218
Total assets	$431,227		$407,636

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Accounts payable	$85,504		$64,023
Accrued liabilities	34,394		49,192
Accrued interest and dividends payable	5,479		5,635
Current portion of accrued oil and gas reclamation costs	2,604		-
Current portion of accrued sulphur reclamation cost	12,909		4,724
Current liabilities from discontinued operations	3,678		5,462
Total current liabilities	144,568		129,036
6% convertible senior notes	100,870	[b]	130,000
5¼% convertible senior notes	115,000	[b]	140,000
Senior secured revolving credit facility	28,750		-
Accrued oil and gas reclamation costs	22,572		21,760
Accrued sulphur reclamation costs	10,185		17,062
Contractual postretirement obligation	9,831		11,517
Other long-term liabilities	17,151		15,890
Mandatorily redeemable convertible preferred stock	29,043		28,961
Stockholders' deficit	(46,743)[b]		(86,590)
Total liabilities and stockholders' deficit	$431,227		$407,636

a.	Includes a total of $54.9 million of exploratory drilling and related costs associated with three unevaluated exploratory wells either in-progress or not fully evaluated at December 31, 2006.
b.	Reflects completion of debt conversion transactions totaling $54.1 million in the first quarter of 2006. In these transactions, McMoRan issued 3.6 million shares of its common stock.

III

McMoRan EXPLORATION CO.
STATEMENTS OF CASH FLOWS (Unaudited)

	Year Ended
	December 31,
	2006	2005
	(In Thousands)
Cash flow from operating activities:
Net loss	$(25,954)	$(39,712)
Adjustments to reconcile net loss to net cash provided by operating activities:
Loss from discontinued operations	2,938	8,242
Depreciation and amortization	83,024	25,896
Exploration drilling and related expenditures	45,591	49,621
Compensation expense associated with stock-based awards	15,822	1,677
Loss on induced conversion of convertible senior notes	4,301	-
Reclamation and mine shutdown expenditures	(670)	(4)
Amortization of deferred financing costs	1,891	2,225
Other	997	(261)
(Increase) decrease in working capital:
Accounts receivable	(4,523)	(2,182)
Accounts payable, accrued liabilities and other	7,743	36,469
Inventories	(17,050)	(7,127)
Prepaid expenses	(14,845)	(48)
(Increase) decrease in working capital	(28,675)	27,112
Net cash provided by continuing operations	99,265	74,796
Net cash used in discontinued operations	(4,916)	(4,681)
Net cash provided by operating activities	94,349	70,115

Cash flow from investing activities:
Exploration, development and other capital expenditures	(252,369)	(161,262)
Property insurance reimbursement	3,947	3,500
Proceeds from restricted investments	16,505	15,150
Proceeds from sale of property, plant and equipment	1,071	-
Increase in restricted investments	(229)	(502)
Net cash used in continuing operations	(231,075)	(143,114)
Net cash activity from discontinued operations	-	(66)
Net cash used in investing activities	(231,075)	(143,180)

Cash flow from financing activities:
Net borrowings under revolving credit facility	28,750	-
Payments for induced conversion of convertible senior notes	(4,301)	-
Dividends paid on convertible preferred stock	(1,494)	(1,129)
Proceeds from exercise of stock options and other	389	2,363
Financing costs	(531)	-
Net cash provided by continuing operations	22,813	1,234
Net cash activity from discontinued operations	-	-
Net cash provided by financing activities	22,813	1,234
Net decrease in cash and cash equivalents	(113,913)	(71,831)
Cash and cash equivalents at beginning of year	132,184	204,015
Cash and cash equivalents at end of period	18,271	132,184
Less restricted cash from continuing operations	-	(278)
Less restricted cash from discontinued operations	(441)	(1,005)
Unrestricted cash and cash equivalents at end of period	$17,830	$130,901

IV